Aether Holdings Announces Second Quarter 2006 Results
New York, NY — August 3, 2006 (Business Wire) — Aether Holdings, Inc. (“Aether” or the “Company”) (Nasdaq: AETH), today reported financial results for the quarter ended June 30, 2006.1 Net loss for the second quarter of 2006 was ($0.03) per share, or approximately ($1,520,000), compared to net income of $0.02 per share, or approximately $778,000 in the second quarter of 2005 and net loss of ($0.00) per share or approximately ($133,000) in the first quarter of 2006.
The net loss for the second quarter of 2006 included a share-based compensation charge of $608,000, along with a restructuring charge of $789,000 which resulted from the Company’s previously announced acquisition of UCC Capital Corporation (“UCC”) on June 6, 2006. UCC is an industry leader in providing strategic advice and structured finance solutions to intellectual property (“IP”) centric companies and is the platform for the Company’s new IP acquisition strategy. The Company stated that it also recognized an other than temporary impairment charge of $324,000 on its mortgage-backed securities (“MBS”) portfolio during the current quarter.
“As a result of our acquisition of UCC, we have begun implementing our new IP acquisition strategy while continuing to manage our MBS portfolio,” said Robert D’Loren, Aether’s Chief Executive Officer. “We believe that UCC’s combination of experience, expertise and approach will enable us to quickly assemble a large and diverse portfolio of IP and IP-centric companies and create significant value for our shareholders.”
The Company reported net interest income from MBS of $1.3 million in the second quarter of 2006, as compared to $1.6 million in the second quarter of 2005 and $1.2 million in the first quarter of 2006. Revenue from the Company’s IP business was $11,000 since the date of acquisition of UCC and is anticipated to increase significantly in future quarters as the Company implements its IP strategy. Operating expenses were approximately $2.9 million in the second quarter of 2006, as compared to approximately $918,000 (excludes $60,000 of other income which is now classified as part of other operating income) in the first quarter of 2006. The increase in operating expenses, exclusive of a one-time credit of $180,000 recognized in the first quarter of 2006, was primarily attributable to share-based compensation and restructuring charges previously noted, along with approximately $204,000 in operating expenses associated with UCC’s operations. The Company anticipates that operating expenses excluding restructuring charges will continue to increase in the next several quarters as it reports full quarter results for UCC and continues executing upon its new IP strategy.

[1]	In accordance with generally accepted accounting principles (“GAAP”), the results of Aether’s Transportation and Mobile Government businesses, which were sold in September 2004, and its Enterprise Mobility Systems business, which was sold in January 2004, have been presented as discontinued operations for all periods, so that period-to-period comparisons are presented on a comparable basis. Aether’s continuing operations reflect the results of its mortgage-backed securities business.

At June 30, 2006, the Company’s MBS portfolio had a fair value of $87.4 million, compared to a fair value of $94.8 million at March 31, 2006. The reduction in fair value during the quarter was attributable to principal repayments of approximately $7.1 million and an impairment charge of approximately $324,000. The Company also stated that due to ongoing increases in short-term interest rates that produced a negative impact on the value and performance of its MBS portfolio it did not purchase any MBS or borrow any amounts under repurchase agreements during the second quarter of 2006. The weighted average coupon on the Company’s MBS was 4.47% during the quarter ending June 30, 2006, compared to 4.44% at June 30, 2005 and 4.33% at March 31, 2006.
All of the Company’s MBS are guaranteed by a U.S. government-chartered agency. In addition, all of the Company’s MBS are hybrid adjustable-rate securities that have initial fixed interest rates for three years and thereafter generally reset on an annual basis. In Q2 2006, the weighted average annualized yield on MBS was 4.47%, versus 4.12% in Q2 of 2005 and 4.25% in Q1 of 2006. The Company had no interest rate spread during the second quarter of 2006 as it had no borrowings under repurchase agreements. For the second quarter of 2005, the Company’s weighted average cost of funds was 3.03%, which equates to an interest rate spread of 1.09% for the quarter. The Company’s weighted average cost of funds was 4.49% for the first quarter of 2006 which equates to a negative interest rate spread of (0.24%). The weighted average constant prepayment rate on the Company’s MBS portfolio was 25.7% during the second quarter of 2006, as compared to 17.0% and 25.7% for the second quarter of 2005 and the first quarter of 2006, respectively.
The Company reiterated that it will continue to operate its existing MBS business but does not expect to purchase additional MBS in the near term. It will make a decision about the future of that business based upon the progress associated with its new IP business along with a further assessment of the outlook for MBS market conditions. The Company also stated that as of June 30, 2006 it had accumulated net operating and capital loss carryforwards totaling $779.5 million and $290.7 million, respectively.
Conference Call
Aether will host a conference call on Friday , August 4, 2006 at 8:30 a.m., Eastern Time. Interested parties may access the call at www.aetherholdings.com or by telephone at (800) 289-0746 / (913) 981-5573. Please ask for confirmation code 9568403. Replay of this call will be available until August 23, 2006, by calling (888) 203-1112 / (719) 457-0820, access code 9568403.
About Aether Holdings
Aether Holdings owns and manages a leveraged portfolio of mortgage-backed securities through its wholly-owned subsidiary Aether Systems, Inc. Through the acquisition of UCC, Aether will begin to build a new business focused on the acquisition of a diversified portfolio of IP and IP centric companies. Aether’s business objective is to become profitable and produce taxable earnings that will enable it to realize value, in the form of tax savings, from its significant accumulated tax loss carryforwards.
Forward-Looking Statement Disclosure
This press release contains “forward-looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended. Such forward-looking statements include those regarding expectations for the development of the new IP strategy business, anticipated benefits of the UCC acquisition, the Company’s ability to develop the business conducted historically by UCC and to acquire IP and IP centric businesses. When used herein, the words “anticipate,” “believe,” “estimate,” “intend,” “may,” “will,” “expect” and

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similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of future performance or results. The Company’s actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include: (1) we may not be successful in implementing the new IP strategy, (2) our MBS business continues to involve significant risks related primarily to changes in interest rates; (3) we may not be able to realize value from our accumulated tax loss carryforwards, because of a failure to generate sufficient taxable earnings, regulatory limits or both; (4) we may not be able to acquire IP or IP centric companies or finance or exploit them on terms that are acceptable to the Company, (5) we are likely to face substantial competition in seeking to acquire and market desirable IP and IP centric companies, and competitors may have substantially greater resources than we do, (6) as a result of continued negative market conditions for MBS, the value of our MBS may decline further and we may realize additional losses if we sell additional MBS and (7) other factors discussed in our filings with the Securities and Exchange Commission.
For more information on this transaction please contact:
Media Relations:
Marjorie Klein
MKlein Communications
(203) 938-2553
mklein6@optonline.net
Investor Relations:
Steve Bass
Aether Holdings, Inc.
(443) 394-5029
investor_relations@aetherholdings.com

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AETHER HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS
OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
in thousands except per share data

Interest income from mortgaged-backed securities	$1,007	$3,314	$3,556	$3,906
Interest income from cash and cash equivalents	342	20	356	235
Interest expense on repurchase agreements	—	(1,707)	(1,354)	(1,719)

Net interest income	1,349	1,627	2,558	2,422

Loss on sale of mortgage-backed securities	—	423	(490)	423
Other than temporary impairment on mortgage-backed securities	(324)	—	(552)	—
Other income	21	19	82	207
Advisory and other fees	11	—	11	—

Other operating income (loss)	(292)	442	(949)	630

Operating expenses
Selling, general and administrative expenses	(2,016)	(1,278)	(2,865)	(3,094)
Investment advisor fees	(44)	(155)	(90)	(197)
Depreciation	(25)	(29)	(49)	(78)
Restructuring charge	(789)	—	(789)	7

Total operating expenses	(2,874)	(1,462)	(3,793)	(3,362)

Operating income (loss)	(1,817)	607	(2,184)	(310)

Non-operating income (expense)
Other interest income	296	301	542	570
Investment gain (loss), net	—	(9)	—	(19)

Total non-operating income (expense)	296	292	542	551

Loss from continuing operations	(1,521)	899	(1,642)	241

Discontinued operations
Gain (loss) on sale of discontinued operations	1	(121)	(11)	(121)

Gain (loss) from discontinued operations	1	(121)	(11)	(121)

Net income (loss)	$(1,520)	$778	$(1,653)	$120

Income (loss) per share — basic and diluted — from continuing operations	$(0.03)	$0.02	$(0.04)	$0.00
Income (loss) per share — basic and diluted — gain on sale of discontinued operations	0.00	0.00	0.00	0.00

Net income (loss) per share — basic and diluted	$(0.03)	$0.02	$(0.04)	$0.00

Weighted average shares outstanding
Basic	44,721	44,009	45,460	44,000

Diluted	44,721	44,591	45,460	44,595

AETHER HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS
	June 30,	December 31,
	2006	2005
in thousands	(Unaudited)

Cash and cash equivalents	$29,570	$1,092
Mortgage-backed securities, at fair value	87,360	253,900
Interest receivable	558	1,174
Restricted cash	8,633	8,633
Property and equipment, net	320	255
Prepaid expenses and other assets	854	954
Intangible assets	4,523	—
Goodwill	9,946	—

Total assets	$141,764	$266,008

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$3,412	$4,465
Repurchase agreements	—	133,924
Accrued employee compensation and benefits	384	70
Accrued interest payable	—	48
Accrued restructuring costs	789	—
Other liabilities	1,039	1,114

Total liabilities	5,624	139,621

Stockholders’ equity	136,140	126,387
Commitments and contingencies

Total liabilities and stockholders’ equity	$141,764	$266,008